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                                                                   Exhibit 10.41




                                 March 11, 1997

Michael F. Heintzman
2030 Country Ridge Circle
Birmingham, AL 35243

Dear Michael:

     This letter is written with reference to the (i) Employment Agreement between Bruno's, Inc. (the "Company") and you dated as of January 20, 1996 (the "Agreement") and (ii) the Company's decision to terminate your employment pursuant to the Agreement. In connection with the termination of your employment with the Company, the Company and you have agreed as follows:

     (1) The Company relieved you of your active day-to-day responsibilities with the Company effective as of February 1, 1997, and you have resigned from your position as Senior Vice President - Merchandising of the Company effective as of February 1, 1997. The Company has agreed that you will remain on the Company's payroll and that you will continue to receive the same base salary and benefits that you were receiving prior to February 1, 1997 until the first to occur of (i) February 1, 1998 or (ii) your re-employment with another company. You acknowledge and agree that the period covered by the severance payments to which you are entitled under Section 6.1 of the Agreement began on February 1, 1997 and will end on February 1, 1998. After February 1, 1998, the Company will have no further obligations to you under the Agreement.

     (2) You agree to provide the Company with prompt notice if you are re-employed by another company at any time prior to February 1, 1998. After the date of your re-employment with another company, you will no longer be entitled to receive any benefits from the Company but you will continue to receive the severance payments to which you are entitled under Section 6.1 of the Agreement through February 1, 1998.

     (3) You will be eligible to receive a bonus for the Company's fiscal year ended February 1, 1997 if and to the extent that the Board of Directors of the Company approves the payment of bonuses for such fiscal year. Your bonus, if any, will be paid at the same time that bonuses are paid to the other executive officers of the Company. You will not be eligible to participate in the Company's bonus plan for the Company's fiscal year which commenced on February 2, 1997.







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Michael F. Heintzman
March 11, 1997
Page 2



     (4) The terms and provisions of this letter agreement shall constitute an amendment to the Agreement. Except as amended hereby, the terms and provisions of the Agreement shall remain in full force and effect.

     Two copies of this letter are enclosed. If this letter accurately reflects our agreement, please sign both copies of this letter and return one copy to me.


                                        Sincerely,

                                        BRUNO'S, INC.


                                        By:  /s/ William J. Bolton
                                             -------------------------
                                             William J. Bolton
                                             Chairman of the Board and
                                             Chief Executive Officer



Approved and Agreed

/s/ Michael F. Heintzman
-------------------------
MICHAEL F. HEINTZMAN